Exhibit 99.1

RiceBran Technologies Closes Exercise of Underwriters Over-Allotment

Additional Proceeds to Support General Working Capital Needs

SCOTTSDALE, AZ - January 9, 2014   RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”) today announced the closing of the exercise of the over-allotment option granted to the underwriters in connection with the previously announced public offering which closed December 18, 2013.

In connection with that offering, the underwriters were granted an over-allotment option to purchase shares of the Company’s common stock at the public offering price of $5.24 per share and warrants to purchase shares of the Company’s common stock at the public offering price of $0.01 per share.  On January 8, 2014 the underwriters exercised the over-allotment option by purchasing 162,586 shares of the Company’s common stock and warrants to purchase 162,586 shares of common stock for approximately $0.9 million, bringing the total gross proceeds of the offering to approximately $9.9 million.

The Company used $3,000,000 of the net proceeds from the initial offering to increase capital and support expansion of its Brazilian rice bran bio-refining operations and an additional $2,000,000 of the net proceeds of the initial offering to complete the previously announced acquisition of H&N Distribution, Inc., which closed on January 2, 2014.  Funds raised from the exercise of the overallotment will be used for general working capital purposes.

Maxim Group LLC acted as the Sole Book Running Manager and Chardan Capital Markets, LLC and Dawson James Securities, Inc. acted as Co-Managers in the offering.  The Company's Common Stock and Warrants are listed on the NASDAQ Capital Market under the symbols "RIBT" and "RIBTW" respectively.

A registration statement relating to the common stock and warrants was declared effective by the Securities and Exchange Commission on December 12, 2013. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made by means of prospectus, copies of which may be obtained from Maxim Group LLC at 405 Lexington Ave, New York, New York 10174, (800) 724-0761.

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website at www.ricebrantech.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause RiceBran Technologies actual results to differ materially from results expressed or implied by the forward looking statements. These risks include matters discussed under the “Risk Factors” section of RiceBran Technologies prospectus filed with the SEC and as amended through December 16, 2013. Although RiceBran Technologies may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Investor Contact:

Ascendant Partners, LLC
Fred Sommer
+(732)410-9810
fred@ascendantpartnersllc.com